Stan J.H. Lee, CPA
2160 North Central Rd. Suite # 203 tFort Lee t NJ 07024
Mailing address: P.O. Box 436402, San Ysidro CA 92143-9402
Tel: 619-623-7799 t Fax: 619-564-3408 t E-mail: stan2u@gmail.com

Securities and Exchange Commission
100 F. Street, N.E.
Mail Stop 3030
Washington, D.C. 20549-6010
Att: Russell Mancuso, Branch Chief

March 29, 2010

Mr. Mancuso and the Commission:

Please accept this letter as formal notice of our declination to stand for re-election as the independent registered public accounting firm for BAETA Corp. (the “Company”) as of May 26, 2009. Our Firm has made the decision to refocus the type and geographical concentration of clients and therefore we decline to stand for re-election, and are effectively resigning as the independent registered public accounting firm of the Company. Please note that there have never been any disagreements with management regarding the audits. Furthermore, our precious audits have never contained an adverse, modified, or disclaimer of opinions.

Please be advised that we have been presented with a copy of the Company’s registration statement on Form S-1 Amendment No. 10, (the “Registration Statement”) and have reviewed the same. We have read the Company’s disclosures set forth in the Registration Statement and are in agreement with the disclosures in the Registration Statement, insofar as such disclosures pertain to our Firm.

We consent to the filing of this letter as Exhibit 16.1 to the Registration Statement on Form S-1, Amendment No. 10 and for future filings of the same.

If you would like to discuss this further please call at your convenience.

Sincerely,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA